
XL CAPITAL
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
000s of U.S. Dollars

                                     Six Months    Six Months
                                       Ended         Ended       Yr End       Yr End       Yr End       Yr End       Yr End
                                       30-Jun        30-Jun      31-Dec       31-Dec       31-Dec       31-Dec       31-Dec
                                        2002          2001        2001         2000         1999         1998         1997
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------

Earnings:
       Pre-tax income from
         continuing operations             (1,931)      300,844    (833,916)     376,734      390,252      636,670      776,550
       Fixed charges                       84,561        40,014     126,219       69,427       53,609       36,898       33,250
       Distributed income of
         equity investees                   2,054         1,509       3,662        4,987        1,266       25,319       30,564
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------
       Subtotal                            84,684       342,367    (704,035)     451,148      432,733      698,887      840,364
       Less: Minority interest              4,034           517       2,113        1,093          220          749          308
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------

       Total Earnings                      80,650       341,850    (706,148)     450,055      432,513      698,138      840,056
                                   =============== ============= =========== ============ ============ ============ ============

Fixed Charges:
       Interest costs                      53,366        23,312      65,350       32,147       37,378       33,444       29,622
       Accretion of deposit
         liabilities                       28,395        13,745      56,147       31,261       12,394            -            -
       Rental expense at 30% (1)            2,800         2,957       4,722        6,019        3,837        3,454        3,628
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------

       Total fixed charges                 84,561        40,014     126,219       69,427       53,609       36,898       33,250
                                   =============== ============= =========== ============ ============ ============ ============


Earnings to Fixed Charges                     1.0           8.5        (5.6)         6.5          8.3         18.9         25.3
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------

Deficiency                                    N/A           N/A     832,367          N/A          N/A          N/A          N/A
                                   --------------- ------------- ----------- ------------ ------------ ------------ ------------



(1)  30% represents a reasonable approximation of the interest factor

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $832.4 million.